Exhibit 4.4
FIRST AMENDMENT TO
HF FOOD GROUP INC.
2018 OMNIBUS EQUITY INCENTIVE PLAN

    WHEREAS, HF Food Group Inc. (the “Company”), a Delaware corporation, sponsors the HF Food Group Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”);

    WHEREAS, pursuant to Section 12.1 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan from time to time, subject to any requirement for stockholder approval imposed by applicable law; and

    WHEREAS, the Board desires to amend the Plan to provide that (i) grants may no longer be made to consultants; (ii) except as set forth in an Award Agreement, Performance Awards shall have a three-year Performance Period (each as defined in the Plan); and (iii) that Performance Awards may be subject to accelerated vesting in the event of a termination of employment or service by the Company without Cause within a specified period of time after a Change in Control (each as defined in the Plan).

    NOW, THEREFORE, the Plan is hereby amended, as of the date hereof, as follows:

1.Section 2.21 of the Plan is amended and restated in its entirety as follows:

“Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under this Plan, and a Consultant who (i) was selected by the Committee to receive an Award under this Plan prior to April 23, 2024, or (ii) is selected to receive an Award under this Plan as an Employee or Director and who subsequently becomes a Consultant.

2.Section 4.1 of the Plan is amended and restated in its entirety as follows:

Eligibility. Any Employee (inclusive of officers) or Director shall be eligible to be selected as a Participant. Notwithstanding anything to the contrary herein, as of April 23, 2024, Consultants are not eligible to be granted Awards or selected as Participants, and any provisions of this Plan permitting the grant of Awards to Participants shall exclude Consultants.

3.Section 4.2(a)(i) of the Plan is amended and restated in its entirety as follows:

select the Employees and Directors to whom Awards may from time to time be granted hereunder;

4.The second to last sentence in Section 5.1 is amended and restated in its entirety as follows:

The Committee shall, in its sole discretion, have the authority to grant any Director Non-Qualified Stock Options.

5.Section 8.2 of the Plan is amended to add the following sentence to the end of the section:

Except as otherwise set forth in an Award Agreement, Performance Awards shall have a Performance Period ending on the third anniversary of the date of grant of the Performance Awards, and, subject to the Participant’s continuation of service with the Company during the Performance Period, the Performance Awards shall vest on the third anniversary of the grant date if the Committee determines that the applicable performance criteria have been met.

6.Section 11.1 of the Plan is amended and restated in its entirety as follows:

Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price; and (ii) all Performance Awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be settled or distributed, either immediately as of the date of the Change in Control or as of a termination of employment or service by the Company without Cause within a specified period of time after the Change in Control, as specified in the Award Agreement, or (y) converted into Restricted Stock or Restricted Stock Unit Awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control) that are subject to Section 11.2. Notwithstanding anything to the contrary in this Section 11 (including all provisions of this Section 11) in the event that the Award Agreement does not explicitly state the intended treatment or acceleration or vesting of the Award upon a Change of Control, then the Award shall vest in accordance with the terms originally stated therein and there shall be no accelerated vesting or earning of any such Award.

7.Except as set forth above, all other provisions of the Plan shall remain in effect unaffected hereby.

IN WITNESS WHEREOF, the Board has adopted the First Amendment to HF Food Group Inc. 2018 Omnibus Equity Incentive Plan on and effective as of April 23, 2024.

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